As filed with the Securities and Exchange Commission on July 16, 2010

Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POKERTEK, INC.
(Exact name of registrant as specified in its charter)

North Carolina	61-1455265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Crews Road, Suite F
Matthews, North Carolina 28105
(704) 849-0860

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark D. Roberson
Chief Executive Officer
PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, North Carolina 28105
(704) 849-0860

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Harold H. Martin, Esq.
Martin & Pritchett, P.A.
8015 W. Kenton Circle, Suite 150
Huntersville, North Carolina 28078
(704) 584-0268

Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price	Registration Fee(3)
Common Stock, No par value per share	2,935,045	$0.65	$1,907,779	$136.02

(1)
The shares being registered include 2,935,045 shares issuable to Lincoln Park Capital Fund, LLC (“LPC”), including (a) 237,500 outstanding shares of common stock, (b) 100,000 shares issuable pursuant to warrants to purchase common stock at an exercise price of $1.10 per share, (c) 2,417,545 additional shares to be issued on various dates at various prices pursuant to terms of that certain Purchase Agreement dated June 24, 2010 between us and Lincoln Park Capital Fund, LLC, or the LPC Purchase Agreement, (d) up to 180,000 additional shares that may be issued to LPC pursuant to the terms of the LPC Purchase Agreement and (e) such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based on the average of the high and low prices of  the shares of common stock of the Registrant reported on the NASDAQ Capital Market on July 12, 2010.

(3)	Previously paid.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______, 2010

PROSPECTUS

POKERTEK, INC.

2,935,045 Shares of Common Stock

This prospectus relates to the sale of up to 2,935,045 shares of the common stock, no par value, of PokerTek, Inc. (referred to herein as the “Registrant,” the “Company,” “PokerTek,” or “we,” “us,” or “our”) by the “selling shareholder,” Lincoln Park Capital Fund, LLC (“LPC”). Please refer to “Selling Shareholder” beginning on page 16. The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by LPC.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NASDAQ Capital Market under the symbol “PTEK.” On July 12, 2010, the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $0.65 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for listing on the NASDAQ Capital Market.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 2 for a discussion of these risks.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2010.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document. Our business, financial condition or results of operations may have changed since that date.

i

PROSPECTUS SUMMARY

This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at www.sec.gov as described under the heading “Where You Can Find More Information.”

Business

We are a North Carolina corporation. Our principal executive offices are located at 1150 Crews Road, Suite F, Matthews, North Carolina 28105. Our telephone number is 704-849-0860. The address of our website is www.pokertek.com. Information on our website is not part of this prospectus.

We are engaged in the development, manufacture and marketing of electronic software and hardware products and we operate in two business segments – gaming and amusement.

Through our gaming business, we currently market our PokerPro® product to casinos, cruise line operators, racinos, card clubs and lotteries worldwide. The PokerPro system consists of electronic poker table(s) and related peripheral equipment providing a fully-automated poker-room environment designed to enhance operator revenue opportunities while decreasing startup and operating costs through automation. We first introduced PokerPro in 2005 and have continued to invest in features and innovations to enhance the player and operator experience. We distribute PokerPro using our internal sales force to customers worldwide, generally on a recurring revenue participation model, recurring revenue fixed license fee model or as a sale of hardware combined with recurring license and support fees.

Through our amusement business, we market our Heads-Up Challenge™ product to coin-op amusement operators, distributors, bars, and restaurants. Heads-Up Challenge is an innovative amusement platform that enables two players to compete head-to-head against each other for entertainment purposes in non-gambling venues such as bars and restaurants. We introduced Heads-Up Challenge in late 2007 as a Texas Hold’em Poker amusement game and later added Bocce as a second game on the platform. For Heads-Up Challenge, we place product on a recurring license basis directly to operators and bars in the United States. We continue to sell the product in international markets and in certain other circumstances in the United States.

The Offering

On June 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC has purchased 100,000 shares of our common stock together with warrants to purchase an equivalent number of shares at an exercise price of $1.10 per share, for total consideration of $100,000. The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $50,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. No sales of shares may occur below $0.50 per share. The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. We issued 137,500 shares of our stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 180,000 shares pro rata as LPC purchases the up to an additional $4,900,000 of our stock as directed by us.

As of June 15, 2010, there were 14,682,565 shares outstanding (6,618,656 shares held by non-affiliates) excluding the 2,935,045 shares offered by LPC pursuant to this prospectus, which we have not issued. The 2,935,045 offered shares consist of 100,000 shares and 100,000 shares underlying an accompanying warrant, which together we have sold to LPC for $100,000; 2,417,545 additional shares that we may sell to LPC; 137,500 shares we have issued as a commitment fee; and 180,000 shares that we may issue as a commitment fee pro rata as up to an additional $4,900,000 of our stock is purchased by LPC. If all of the 2,935,045 shares offered by LPC hereby was issued and outstanding as of the date hereof, such shares would represent 16.66% of the total common stock outstanding or 30.72% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.

Under the Purchase Agreement and the Registration Rights Agreement, we are required to register and have included in the offering pursuant to this prospectus (1) 237,500 shares which have already been issued; (2) an additional 180,000 shares which we may issue in the future as a commitment fee pro rata as we receive the $4,900,000 of future funding; (3) at least 2,417,545 shares which we may sell to LPC after this registration statement is declared effective; and (4) 100,000 shares underlying a warrant. All 2,935,045 shares, or 19.99% of our outstanding shares of common stock on June 15, 2010, are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 2,935,045 shares to LPC. As of the date hereof, we do not currently have any plans or intent to sell to LPC any shares beyond the 2,935,045 shares offered hereby. However, if we elect to sell more than the 2,935,045 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to LPC before we can sell such additional shares. This could cause substantial dilution to our shareholders. In addition, in the event that we decide to issue more than 2,935,045, i.e. greater than 19.99% of our outstanding shares of common stock as of June 15, 2010, we would first be required to seek shareholder approval in order to be in compliance with the NASDAQ Capital Market rules. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

Securities Offered

Common stock to be offered	2,935,045 shares consisting of:
by the selling shareholder
● 2,835,045 shares issuable to LPC under the Purchase Agreement; and

● 100,000 shares issuable to LPC under the Warrants.

Common stock outstanding prior to this offering	14,682,565 shares

Use of Proceeds
We will receive no proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to an additional $4,900,000 under the Purchase Agreement with LPC. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used to fund our working capital needs and our new business strategy. See “Use of Proceeds.”

NASDAQ Capital Market symbol	PTEK

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business.

We have a limited operating history and a history of losses. We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

We have experienced net losses for each quarterly and annual period since our inception in August 2003. We have incurred annual operating losses of $(5,278,390), $(7,281,583) and $(13,414,216), respectively, during the 2009, 2008 and 2007 fiscal years. As a result, at March 31, 2010 we had an accumulated deficit of $(40,856,267). We have incurred losses from continuing operations of $(5,674,211) and $(7,638,773) for the fiscal years ending 2009 and 2008. We may continue to incur losses and cash flow deficits. It is possible that we may not generate significant revenues or profits in the foreseeable future or at all. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business and the market price of our common stock and may require us to raise additional capital, which may not be available on terms acceptable to us or at all.

We may require additional financing to sustain or grow our operations.

At March 31, 2010 we had working capital of $2,501,510. We had an operating cash flow deficit of $82,454 for the three months ended March 31, 2010 and for the year ended December 31, 2009, an operating cash flow deficit of $2,306,446. Our operating plan for 2010 is to balance revenue growth with operating expense control and working capital management, while carefully monitoring the impact of growth on cash needs and cash balances. We have demonstrated a trend of improving operating results and reduced use of cash in recent quarters, and we expect those improving trends to continue into 2010 as we deploy our inventory to generate additional revenue and cash flow. However, we may also seek to raise additional capital or expand our credit facilities to bolster liquidity and to accelerate business growth during 2010.

We may direct LPC to purchase up to an additional $4,900,000 worth of shares of our common stock under our agreement over a 30 month period generally in amounts of up to $50,000 every 2 business days. However, LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.50. Since we are registering 2,417,545 additional purchase shares for sale by LPC pursuant to this prospectus, the selling price of our common stock to LPC will have to average at least $2.03 per share for us to receive the maximum proceeds of $4,900,000. Assuming a purchase price of $0.65 per share (the closing sale price of the common stock on July 12, 2010) and the purchase by LPC of the full 2,417,545 additional purchase shares under the purchase agreement, proceeds to us would be $1,547,229. Subject to approval by our Board of Directors, we have the right but not the obligation to sell more than 2,935,045 to LPC. In the event we elect to sell more than 2,935,045 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. In addition, in the event that we decide to issue more than 2,935,045, i.e. greater than 19.99% of our outstanding shares of common stock as of June 15, 2010, we would first be required to seek shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

The extent we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, cash provided by or used in our operations and the extent to which we are able to secure working capital from other sources. LPC shall not have the right or the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.50. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $5,000,000 under the purchase agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Our business is closely tied to the casino industry, and factors that negatively impact the casino industry may also negatively affect our ability to generate revenues.

Casinos and other gaming operators represent a significant portion of our customers. Therefore, factors that may negatively impact the casino industry may also negatively impact our future revenues. If casinos experience reduced patronage, revenues may be reduced as our games may not perform well and may be taken off of the casino floor altogether. The levels of casino patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

●	general economic conditions;

●	levels of disposable income of casino patrons;

●	downturn or loss in popularity of the gaming industry in general, and table and slot games in particular;

●	the relative popularity of entertainment alternatives to casino gaming;

●	the growth and number of legalized gaming jurisdictions;

●	local conditions in key gaming markets, including seasonal and weather-related factors;

●	increased transportation costs;

●	acts of terrorism and anti-terrorism efforts;

●	changes or proposed changes to tax laws;

●	increases in gaming taxes or fees;

●	legal and regulatory issues affecting the development, operation and licensing of casinos;

●	the availability and cost of capital to construct, expand or renovate new and existing casinos;

●	the level of new casino construction and renovation schedules of existing casinos; and

●	competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products.

These factors significantly impact the demand for our products and technologies.

Our business would suffer if demand for gaming in general, or poker in particular, decreases.

We derive a significant portion of our revenues from the leasing, licensing and sale of the PokerPro system and from providing related maintenance and support services. Although the popularity of poker in particular and gaming in general has recently been growing in the United States and abroad, gaming has historically experienced backlash from various constituencies and communities. Public tastes are unpredictable and subject to change and may be affected by changes in a country’s political and social climate. A change in public tastes or a backlash among certain constituencies or in certain communities could result in reduced popularity of poker or increased regulation of the gaming industry, either of which could significantly reduce demand for the PokerPro system.

Moreover, the market for the PokerPro system is limited. Although we believe that there is a significant opportunity for PokerPro, the number of venues in which the PokerPro system can be placed is finite as the number of jurisdictions in which gaming is legal is limited.

The global economy has experienced significant volatility that has impacted attendance and consumer spending on gaming and other leisure activities. Casino operators are experiencing financial pressure which may lead them to curtail operations, close facilities, delay poker room conversions, or be unable to meet their financial obligations. In addition, reductions in consumer spending may impact the ability of amusement operators to generate acceptable returns or continue to operate their businesses. Our vendors are also under increased financial pressure, which could impact their ability to operate their businesses or deliver products to us.

We derive a significant portion of our revenues from the leasing, licensing and sale of the PokerPro system and from providing related maintenance and support. Gaming revenues and occupancy in major gaming markets have declined significantly, causing many casino operators to reevaluate their operations, reduce expenses, and, in some cases, to cease operations or seek bankruptcy protection. We also believe that operators in the amusement markets are experiencing increasing financial pressures and believe that many operators have limited financial resources and would be adversely impacted by a sustained economic downturn. We believe that some operators have been forced to curtail or cease operations. We also understand that electronics and other vendors in the Far East have experienced declines in demand from their international customers, which could possibly impact their ability to manufacture and deliver products efficiently and at acceptable costs to us.

A prolonged decline in consumer spending on gaming and amusement activities could have a significant impact on our customers and our vendors. Accordingly, such a prolonged downturn could have a significant impact our business operations and financial condition.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

●
increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest; require us to dedicate future cash flows to the repayment of debt. This could reduce the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

Our ability to repay our debt depends on many factors beyond our control. If we elect to raise equity capital in the future, our current shareholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning PokerPro from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations.

Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, sell assets, reduce expenditures or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements, transitioning PokerPro from a capital intensive leasing strategy to a product sale strategy, or seeking to sell assets of all, or a portion of, our operations. If we decide to raise capital in the equity markets or take other actions, our shareholders could incur significant dilution or diminished valuations, or, if we are unable to raise capital, our ability to effectively operate our business could be impaired.

In addition, if we are successful in raising capital in the equity markets to repay our indebtedness, or for any other purpose in the future, our shareholders could incur significant dilution.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

Our credit facility with Silicon Valley Bank contains covenants that could adversely impact our business by limiting our ability to obtain future financing, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. The credit facility includes covenants requiring the achievement of specified financial ratios and thresholds and contains other terms and conditions qualifying the terms upon which Silicon Valley Bank is required to extend funds. Our ability to comply with these provisions may be affected by events beyond our control.

We are dependent on a small number of key suppliers and customers. Changes in our relationships with these parties or changes in the economic environments in which they operate could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Our revenues are concentrated with a small number of customers. The loss of any of these customers or changes in our relationship with them could have a material adverse affect on our business.

To manufacture our casino and amusement products, we purchase components from independent manufacturers, many of whom are located in the Far East. An extended interruption in the supply of these products or suitable substitute inventory would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

For a number of our key inventory components, and for all of our Heads-Up Challenge finished goods, we rely on a single supplier. We are currently transitioning the manufacturing of more of our components to this supplier, increasing our dependence. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. Furthermore, we may incur additional costs in sourcing materials from alternative producers. The disruption of our inventory supply, even in the short term, could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our business is conducted with customers and suppliers located outside of the United States. Currency, economic, political and other risks associated with our international operations could adversely affect our operating results.

Our revenues from international customers and our inventory costs from international suppliers are exposed to the potentially adverse effects of currency exchange rates, local economic conditions, political instability and other risks associated with doing business in foreign countries. To the extent that our revenues and purchases from international business partners increase in the future, our exposure to changes in foreign economic conditions and currency fluctuations will increase.

Our dependence on foreign customers and suppliers means, in part, that we may be affected by changes in the relative value of the U.S. dollar to foreign currencies. Although our receipts from foreign customers and our purchases of foreign products are principally negotiated and paid for in U.S. dollars, a portion of our business is denominated in other currencies and changes in the applicable currency exchange rates might negatively affect the profitability and business prospects of our customers and vendors. This, in turn, might cause such vendors to demand higher prices, delay shipments, or discontinue selling to us. This also might cause such customers to demand lower prices, delay or discontinue purchases of our products or demand other changes to the terms of our relationships. These situations could in turn ultimately reduce our revenues or increase our costs, which could have a material adverse affect on our business, financial condition and results of operations.

We have reported significant deficiencies in internal control over financial reporting, which could materially impact our financial reporting ability.

We reported significant deficiencies in internal control over financial reporting in Item 9A(T), “Controls and Procedures” in our annual report on Form 10-K.

While we have implemented new systems and taken other steps to strengthen our internal controls, we have limited staffing in our finance areas, and we can provide no assurance that the new systems and other procedures will fully resolve all significant deficiencies or that we will not create or discover additional significant deficiencies. If we are unable to remediate those significant deficiencies or if we discover other deficiencies, our ability to accurately report financial information could be impaired.

Our success depends on the PokerPro system achieving and maintaining acceptance by casinos and poker players worldwide.

Our success depends on continued market acceptance of the PokerPro system among casinos and poker players. Casinos and poker players may not prefer to use the PokerPro system for a number of other reasons, including preference for live dealers, mistrust of technology and perceived lack of reliability.

We have entered into agreements with customers that operate casinos and card clubs in more than one location. In such cases, our agreement with such customer provides that such customer will be responsible for providing, at its expense, a dedicated high-speed connection between the tables comprising the PokerPro system in the various locations operated by the customer to a remote central server supporting such tables. Failures or disruptions of a customer’s dedicated high-speed connection that result in the stoppage of play or in reduced performance of the PokerPro system could reduce players’ gaming experience, adversely affect the casinos’ or card clubs’ satisfaction with automated gaming devices in general and delay or prevent market acceptance of the PokerPro system.

If we fail to obtain or maintain gaming licenses and regulatory approvals, we will be unable to operate the PokerPro segment of our business and license or sell our gaming products.

The manufacture and distribution of gaming machines is subject to extensive federal, state, local and tribal regulation. Most jurisdictions require licenses, permits and other forms of approval for gaming devices. Most, if not all, jurisdictions also require licenses, permits and documentation of suitability, including evidence of financial stability, for the manufacturers and distributors of such gaming devices and for their officers, directors, major shareholders and key personnel. Our failure to obtain regulatory approval in any jurisdiction will prevent us from distributing our products and generating gaming revenue in that jurisdiction.

Any registrations, licenses, approvals or findings of suitability that we currently have or may obtain in the future may be revoked, suspended or conditioned at any time. The revocation or denial of a license in a particular jurisdiction will prevent us from distributing the PokerPro system in that jurisdiction and could adversely affect our ability to obtain and/or maintain licenses in other jurisdictions.

Gaming authorities in multiple jurisdictions have determined that certain of our executive officers, key employees, directors and significant shareholders are suitable. The inability of an executive officer, key employee, director or significant shareholder to obtain a determination of suitability in a jurisdiction may adversely affect the sale or licensing of our gaming products in that jurisdiction.

Gaming authorities in some jurisdictions may investigate any individual who has a material relationship with us and any of our shareholders to determine whether the individual or shareholder is suitable to those gaming authorities. Certain of our executive officers, key employees, directors and significant shareholders have been found suitable in multiple jurisdictions by various gaming authorities. If a gaming authority in any jurisdiction fails to find any of our executive officers, key employees, directors or significant shareholders suitable, we may be prohibited from leasing, licensing or selling our gaming products in that jurisdiction.

A finding of suitability is generally determined based upon numerous facts and circumstances surrounding the entity or individual in question, and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, key employees, directors or significant shareholders suitable.

Gehrig H. White, our Vice Chairman of the Board of Directors and beneficial owner of approximately 14.3% of our common stock, has disclosed in applications for the determination of suitability filed with gaming authorities that the IRS has recently completed an examination of his 2000 and 2001 federal individual income tax returns. The IRS previously issued an examination report showing a proposed income tax deficiency for Mr. White’s 2000 federal income tax return of $410,215 (plus additional interest and penalties attributable to that underpayment of tax) based on a disallowance of certain deductions for charitable contributions that Mr. White made to a foundation he established and mortgage interest that Mr. White paid to Legacy Capital, LLC, an affiliate of Merrill Scott. Merrill Scott is an investment advisor that was placed under receivership in 2002 by the SEC for violations of a variety of federal securities laws in connection with fraud and misappropriations of client funds by the firm through a scheme in which it obtained funds from its clients seeking above-market returns and other benefits. Mr. White is currently appealing the IRS’s proposed income tax deficiency. The IRS examination of Mr. White’s 2001 federal tax return resulted in the issuance of a notice of deficiency for additional income tax in the amount of $75,445 (plus additional interest and penalties attributable to that underpayment of tax). In his original 2001 federal tax return, Mr. White claimed deductions relating to a partnership investment he made after receiving advice from a law firm. The law firm subsequently informed Mr. White that the IRS had challenged the tax treatment of the investment structure and that he should file an amended return. Mr. White then filed an amended federal income tax return for 2001 eliminating the deductions relating to the partnership investment. He also paid the federal income taxes resulting from the elimination of such deductions. The IRS notice of deficiency assessed additional income taxes as the result of disallowing deductions for tax advice in connection with the partnership investment transaction and an accuracy penalty in connection with the losses claimed with respect to that investment. These amounts have been paid, which completes the audit process for Mr. White’s 2001 return. Due to the broad discretionary powers of gaming authorities, it is unknown what effect the IRS examinations of Mr. White’s federal income tax returns may have on Mr. White’s applications for a determination of suitability.

If any of our executive officers, certain key employees, directors or significant shareholders is not found suitable in a jurisdiction requiring a finding of suitability, we would be prevented from leasing, licensing or selling our gaming products in that jurisdiction as long as the individual or entity in question remained an officer, key employee, director or a significant shareholder. Such an occurrence would likely delay introduction of our gaming products into such jurisdiction or prevent us from introducing our gaming products in such jurisdiction altogether. Depending on how material such jurisdiction is to our plan of operations, failure to obtain such findings of suitability could have a material adverse effect on our results of operations. In addition, a finding that one of our executive officers, certain key employees, directors or significant shareholders is not suitable in any jurisdiction may hinder our ability to obtain necessary regulatory approvals in other jurisdictions. Conversely, however, a finding of suitability by one or more gaming authorities does not ensure that similar suitability determinations will be obtained from any other gaming authorities.

Although we have the ability to terminate the employment of an executive officer or key employee in the event that such executive officer or key employee fails to be found suitable, such termination would disrupt the management of our company, may trigger severance provisions under certain employment agreements and would likely have an adverse effect on our business and results of operations. In addition, the removal of a director under the provisions of our Amended and Restated Bylaws requires action on the part of our shareholders at a shareholders’ meeting. Our Restated Articles of Incorporation provide that we may redeem at fair market value any or all shares of our capital stock held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence, or renewal of any federal, state, local or tribal license we hold. However, we may not have the funds available for such a redemption, especially if the shareholder in question holds a significant amount of our common stock. We have not determined what action we would take in such event. We will also be prevented from effecting such a redemption if it would violate North Carolina law.

If the Johnson Act is found to apply to the PokerPro system, the Department of Justice may institute criminal and/or civil proceedings against us.

Gaming devices are regulated at the federal level by the Johnson Act. The Johnson Act broadly defines an illegal gambling device as any machine or mechanical device designed and manufactured primarily for use in connection with gambling and that, when operated, delivers money or other property to a player as the result of the application of an element of chance. We believe the Johnson Act does not apply to the use of the PokerPro system by tribal casinos because several courts have held that electronic aids to permitted Class II gaming devices under the Indian Gaming Regulatory Act of 1988 (IGRA) are not prohibited by the Johnson Act. However, there is no guarantee that our belief is correct. These decisions have focused on the use by tribal casinos of electronic aids to bingo. We are not aware of any court or regulatory body that has considered how the Johnson Act applies to the PokerPro system or any other form of electronic poker table. The Department of Justice, the primary law enforcement entity responsible for enforcing the Johnson Act, has traditionally taken a broad view as to what constitutes a gambling device prohibited by the Johnson Act. It is possible that the Department of Justice may institute criminal and/or civil proceedings against us and that a court may rule that the Johnson Act prohibits the use of the PokerPro system by tribal casinos unless the tribe and state have entered into an appropriate tribal-state compact. Any such proceedings could interfere with our ability to obtain necessary regulatory approvals.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that offer poker-related entertainment or manufacture and distribute automated gaming machines. These companies may have greater financial resources than we have. The primary barriers to entry are the establishment of relationships with the owners and operators of casinos and card clubs, the receipt of necessary regulatory approvals and the development of the technology necessary to create an automated poker table. It is likely that our potential competitors could include manufacturers of gaming devices that have already established such relationships and that have received some, if not all, of the regulatory approvals that would be required to market and sell automated poker tables in our target markets. Therefore, the barriers to entry discussed above may not pose a significant obstacle for such manufacturers if they sought to compete with us.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. Patent applications can take many years to issue, and we can provide no assurance that any of these patents will be issued. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating the PokerPro system or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the PokerPro system. Even if our pending patents are issued, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products and technologies. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

Defects in, and fraudulent manipulation of, the PokerPro system could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect our gaming licenses.

Our success will depend on our ability to avoid, detect and correct software and hardware defects and prevent fraudulent manipulation of our products. The PokerPro system is subject to rigorous internal testing and additional testing by regulators in certain gaming jurisdictions. We may not be able to maintain products that are free from defects or manipulation and that continue to satisfy these tests. Although we have taken steps to prevent defects, our products could suffer such defects, and our PokerPro products could be subject to manipulation after they have been widely distributed.

Although we do not believe it is likely, it is possible that an individual could breach the security systems of a casino or card club, gain access to the server on which the PokerPro system operates and fraudulently manipulate its operations. The occurrence of such fraudulent manipulation or of defects or malfunctions could result in financial losses for our customers and the subsequent termination of agreements, cancellation of orders, product returns and diversion of our resources. Even if our customers do not suffer financial losses, customers may replace our products if they do not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, loss of sales and, in the case of gaming products, loss of regulatory approvals.

In addition, the occurrence of defects in, or fraudulent manipulation of, the PokerPro system and its associated software may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our regulatory approvals.

The use of the PokerPro system could result in product liability claims that could be expensive and that could damage our reputation and harm our business.

Our business exposes us to the risk of product liability claims. Subject to contractual limitations, we will face financial exposure to product liability claims if the PokerPro system fails to work properly and causes monetary damage to either poker players or casinos and card clubs. In addition, defects in the design or manufacture of the PokerPro system might require us to recall each PokerPro system that has been licensed. Although we maintain product liability insurance, the coverage limits of policies available to us may not be adequate to cover future claims. If a successful claim brought against us is in excess or outside of our insurance coverage, we may be forced to divert resources from the development of the PokerPro system, the pursuit of regulatory approvals and other working capital needs in order to satisfy such claims.

Business conditions in our amusement segment are challenging and margins from our Heads Up Challenge product have been declining.

We have experienced declines in demand for our amusement product over the past year, and conditions in the amusement industry continue to be weak. Performance of amusement products serving the bar and restaurant markets, including Heads-Up Challenge, have declined significantly in comparison with prior years.

Our amusement revenues and margins have declined from prior periods. Demand in the United States continues to be weak. International demand has offset the lower demand domestically, but we have limited visibility as to the sustainability of demand. We are continuing to monitor product performance and operator demand in relation to our assets and operating expenses. If industry conditions continue to deteriorate, we could incur losses on future sales and/or write-downs that could materially affect our results of operations and financial position.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

Our management team’s limited experience in the gaming market could increase costs, hamper our marketing strategies and delay our expansion.

The limited experience of our management team in the gaming industry and the market for automated game technology could result in increased operating and capital costs, difficulties in executing our operating and marketing strategies and delays in our expansion strategy. We may not successfully address any or all of the risks posed by this limited experience, and our failure to do so could seriously harm our business and operating results.

If we fail to manage our growth, our business and operating results could be harmed.

We have reduced our operating expenses and significantly reduced our headcount, placing significant demands on our financial and operational infrastructure. If we do not effectively manage our growth, our ability to develop and market the PokerPro system and the Heads-Up Challenge products could suffer, which could negatively affect our operating results.

Our success will depend on the reliability and performance of third-party distributors, manufacturers and suppliers.

We compete with other companies for the production capacity of third-party suppliers for components. Certain of these competing companies have substantially greater financial and other resources than we have, and we may be at a competitive disadvantage in seeking to procure production capacity. Our inability to contract with third-party manufacturers and suppliers to provide a sufficient supply of our products on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers.

We also rely on operators and distributors to market and distribute our products, and we rely on casino customers to operate poker rooms. If our operators or distributors are unsuccessful, we may miss revenue-generating opportunities that might otherwise have been recognized.

Enforcement of remedies or contracts against Native American tribes could be difficult.

Contracts with Native American tribes are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be difficult for us to protect our rights. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid, and, in the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe.

Change in business strategies could adversely impact market success or financial performance.

We recently changed the strategic focus of the company from traditional highly competitive North American poker markets to a more international focus. Our products may not be successful in those markets, and operating in foreign countries carries additional operational, regulatory and currency risk than traditional U.S. markets. If we are unsuccessful in those markets or incur significant additional expenses to operate in those markets, our financial results could be negatively affected.

Risks Associated with an Investment in our Common Stock.

The sale of our common stock to LPC may cause dilution, and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 2,935,045 shares of our common stock. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement. The purchase price for the common stock to be sold to LPC pursuant to the purchase agreement will fluctuate based on the price of our common stock. All 2,935,045 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion, but no sales may occur if the price of our common stock is below $0.50, and, therefore, LPC may ultimately purchase all, some or none of the 2,935,045 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, LPC may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC, and the agreement may be terminated by us at any time at our discretion without any cost to us.

Our common stock has a highly volatile market price, is thinly traded, and may impair our ability to raise capital.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by us, including LPC pursuant to this prospectus, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.

The high volatility of our stock price and the thinly traded nature of our common stock may impair our ability to raise capital for working capital and growth.

We are not in compliance with the continued listing requirements of the NASDAQ Capital Market.

On July 1, 2010, we received a letter from The NASDAQ Stock Market indicating that the closing bid price of its common stock had fallen below $1.00 for the 30 consecutive business days from May 19, 2010 to June 20, 2010, and therefore, we were not in compliance with NASDAQ Listing Rule 5550(a)(2) as of July 1, 2010.

NASDAQ provides an automatic 180 day grace period through December 28, 2010 to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of 10 consecutive business days. If the company has not regained compliance at that time, it may receive a notice of delisting from NASDAQ, which is appealable to a hearing panel. Alternatively, we may at that time be eligible for an additional grace period of 180 days if we meet the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

If our common stock bid price does not meet NASDAQ’s minimum requirement to remain on the Capital Market, we may execute a reverse split, take other remedial actions, or elect to move to the Over-The-Counter Bulletin Board quotation service, which is generally considered to be more “thin” and less liquid than trading on the NASDAQ’s Capital Market. However, a reverse split, moving to the OTCBB or other remedial actions could adversely impact our stock price.

We could issue additional common stock apart from the LPC transaction, which might dilute the book value of our common stock.

Our Board of Directors has the authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. If an insufficient amount of authorized, but unissued, shares of common stock exists to issue in connection with a subsequent equity financing or acquisition transactions, we may be required to call a special meeting of our shareholders to authorize additional shares before undertaking or as a condition to completing a financing or acquisition transaction.

Shares eligible for future sale may adversely affect the market for our common stock.

As of March 31, 2010, we had a significant number of convertible or derivative securities outstanding, including 2,243,937 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.29 per share and 186,836 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $0.50 per share. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in the number of our outstanding shares and any sales of shares could have an adverse affect on the trading activity and market price of our common stock.

In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse affect on the market price of our securities.

Our executive officers, directors, and affiliates maintain the ability to substantially influence all matters submitted to shareholders for approval.

As of June 15, 2010, our executive officers, directors, and affiliates owned shares representing approximately 54.9% of our outstanding common stock. Our current executive officers, directors, and affiliates therefore have and will continue to have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, a merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transactions, as well as over our management and affairs. Accordingly, your ability to influence corporate matters will be limited. In addition, this concentration of ownership may delay or prevent a change of control of us at a premium price if these shareholders oppose it, even if it would benefit our other shareholders.

Our Board of Directors’ ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our authorized capital includes 5,000,000 shares of “blank check” preferred stock. Our Board of Directors has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval, subject to certain limitations on this power under the listing requirements of The NASDAQ Stock Market LLC. We may, in the future, consider adopting certain other anti-takeover measures. The authority of our Board of Directors to issue “blank check” preferred stock and any future anti-takeover measures we may adopt may in certain circumstances delay, deter or prevent takeover attempts and other changes in control of our company not approved by our Board of Directors. As a result, our shareholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our shareholders may also be affected.

There are certain limitations on ownership of five percent or more of our common stock, and we will have the right to redeem your shares of common stock if your ownership jeopardizes any regulatory certifications, licenses or approvals we hold.

Our Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of five percent or more of our outstanding shares of common stock unless such person or entity agrees to provide personal background and financial information to, consent to a background investigation by, and respond to questions from the applicable gaming authorities in any jurisdiction in which we do business or desire to do business. Our Restated Articles of Incorporation also provide that we may redeem any or all shares of common stock held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence or renewal of any regulatory approval we hold. The amount that we will pay for such redeemed shares will equal the highest closing price of our common stock, as reported on the NASDAQ Capital Market or other exchange or quotation service on which our common stock is then listed or quoted, during the 30 days immediately preceding the date on which notice of redemption is given. This provision may force you to sell your shares of common stock before you would choose to do so and may cause you to realize a loss on your investment.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (1) our projected sales and profitability, (2) our growth strategies, (3) anticipated trends in our industry, (4) our future financing plans, and (5) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in various sections of this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds up to $5,000,000 under the Purchase Agreement. Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

THE TRANSACTION

General

On June 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC has purchased 100,000 shares of our common stock together with warrants to purchase an equivalent number of shares at an exercise price of $1.10 per share, for total consideration of $100,000. The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $50,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. No sales of shares may occur below $0.50 per share. The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. We issued 137,500 shares of our stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 180,000 shares pro rata as LPC purchases the up to an additional $4,900,000 of our stock as directed by us.

As of June 15, 2010, there were 14,682,565 shares outstanding (6,618,656 shares held by non-affiliates) excluding the 2,935,045 shares offered by LPC pursuant to this prospectus, which we have not issued. The 2,935,045 offered shares consist of 100,000 shares and 100,000 shares underlying an accompanying warrant, which together we have sold to LPC for $100,000; 2,417,545 additional shares that we may sell to LPC; 137,500 shares we have issued as a commitment fee; and 180,000 shares that we may issue as a commitment fee pro rata as up to an additional $4,900,000 of our stock is purchased by LPC. If all of the 2,935,045 shares offered by LPC hereby was issued and outstanding as of the date hereof, such shares would represent 16.66% of the total common stock outstanding or 30.72% of the non-affiliates shares outstanding, as adjusted, as of the date hereof. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $50,000 of our common stock. The purchase price per share is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the average of the three lowest closing sale prices of our common stock during the 12 consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $50,000, we may direct LPC as often as every two business days to purchase an additional $100,000 of our common stock provided that on the purchase date our share price is not below $1.25 per share. We may increase this amount up to an additional $200,000 of our common stock provided that on the purchase date our share price is not below $1.75 per share; up to an additional $350,000 of our common stock provided that on the purchase date our share price is not below $2.50 per share; or up to an additional $500,000 of our common stock provided that on the purchase date our share price is not below $3.25 per share. The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (1) the lowest sale price of our common stock on the purchase date and (2) the lowest purchase price (as described above) during the 10 consecutive business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.50. However, LPC shall not have the right or the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.50.

Events of Default

Generally, LPC may terminate the purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

●
while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of 3 consecutive business days;

●
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the NASDAQ Global Market, the NASDAQ Global Select Market, the OTC Bulletin Board, the New York Stock Exchange or the NYSE AMEX;

●	the transfer agent’s failure for 5 business days to issue to LPC shares of our common stock which LPC is entitled to under the purchase agreement;

●
any material breach of the representations or warranties or covenants contained in the purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of 5 business days;

●	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	the issuance of more than 2,935,045 shares to LPC if we fail to obtain shareholder approval.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the purchase agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 2,935,045 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 2,935,045 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 2,935,045 shares of our common stock inclusive of the 137,500 commitment shares issued and the 180,000 commitment shares that may be issued and are part of this offering. We estimate that we will sell no more than 2,935,045 shares to LPC under the Purchase Agreement all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $5,000,000 is sold to LPC under the purchase agreement. Subject to approval by our Board of Directors, we have the right but not the obligation to sell more than 2,935,045 shares to LPC. In the event we elect to sell more than the 2,935,045 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. In addition, in the event that we decide to issue more than 2,935,045, i.e. greater than 19.99% of our outstanding shares of common stock as of June 15, 2010, we would first be required to seek shareholder approval in order to be in compliance with the NASDAQ Capital Market rules. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price		Number of Registered Purchase Shares Available for Purchase	Registered Pro Rata Commitment Shares Earned	Total Number of Registered Shares to be Issued if Full Purchase	Proceeds from the Sale of Shares to LPC Under the Purchase reement	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (1)

$0.50	(2)	2,417,545	43,516	2,461,061	$1,208,773	14.36%
$0.65	(3)	2,417,545	55,700	2,473,245	$1,571,404	14.42%
$1.00		2,417,545	87,032	2,504,577	$2,417,545	14.57%
$1.50		2,417,545	130,547	2,548,092	$3,626,318	14.79%
$2.00		2,417,545	174,063	2,591,608	$4,835,090	15.00%
$3.00		1,666,667	180,000	1,846,667	$5,000,000	11.17%
____________

(1)
The denominator is based on 14,682,565 shares outstanding as of June 15, 2010 plus the Total Number of Registered Shares to be Issued if Full Purchase. The numerator is the Total Number of Registered Shares to be Issued if Full Purchase.

(2)	Under the agreement the company may not sell and LPC cannot purchase any shares in the event the price of our stock below $0.50

(3)	Closing sale price of our shares on July 12, 2010.

THE SELLING SHAREHOLDER

The following table presents information regarding the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	237,500(2)	1.6%(2)	2,935,045	0%

____________

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)
Includes 137,500 shares of our common stock previously issued to LPC as a commitment fee and 100,000 shares of common stock sold to LPC under the Purchase Agreement. LPC may acquire an additional 100,000 shares upon the exercise of a warrant, and we may at our discretion elect to issue to LPC up to an additional 2,597,545 shares of our common stock under the Purchase Agreement, but LPC does not beneficially own any such shares that may be issued by us at our sole discretion, and such shares are not included in determining the percentage of shares beneficially owned before the offering.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Martin & Pritchett, P.A., 8015 West Kenton Circle, Suite150, Huntersville, North Carolina 28078.

EXPERTS

The financial statements appearing in PokerTek, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in its report appearing therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make most of our filings available on our website at www.pokertek.com. We are not including the information on our website as part of this prospectus or any prospectus supplements.

We have filed with the SEC a registration statement on Form S-3, including all amendments to the registration statement under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding PokerTek and the shares offered under this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or our other filings with the SEC are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the applicable filing. We qualify each of these statements in all respects by the reference to the full agreement. These filings, exhibits and schedules, including the registration statement, may be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the SEC’s office upon payment of the prescribed fees.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the SEC are incorporated by reference into this prospectus, except as superseded or modified by this prospectus:

●
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009. All references to our Form 10-K contained herein shall be deemed to be references to our Form 10-K as amended by our Form 10-K/A dated July 16, 2010;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

●	Our Current Reports on Form 8-K filed on January 20, 2010, February 25, 2010, March 23, 2010, April 8, 2010, June 25, 2010, June 28, 2010 and July 2, 2010; and

●
The description of our common stock contained in our registration statement on Form 8-A (File No. 000-51572), filed on October 13, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made under this prospectus are incorporated by reference into this prospectus and made a part of this prospectus from the date we file the documents with the SEC. We are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of that person, a copy of any document incorporated into this prospectus by reference, other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to PokerTek, Inc., Attention: Chief Financial Officer, 1150 Crews Road, Suite F, Matthews, North Carolina 28105, (704) 849-0860.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained or incorporated by reference into this prospectus. This prospectus is an offer to sell only the shares offered hereby by the selling shareholders but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus

July 16, 2010

PokerTek, Inc.

2,935,045 Shares

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate that expenses payable by us in connection with the sale of its common stock to LPC described in this Registration Statement will be as follows:

SEC registration fee	$136.02
NASDAQ Capital Market listing application fee*	29,350.00
Legal fees and expenses	35,000.00
Accounting fees and expenses	17,000.00
Printing and engraving expenses	1,000.00
Miscellaneous	1,000.00

Total	$83,486.02

*	Estimated to be payable at the rate of $0.01 per share as the shares are issued.

Except for the SEC registration fee, all of the amounts shown above are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (1) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (2) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Our Amended and Restated Bylaws provide for the indemnification of any of our directors or officers against liabilities and litigation expenses arising out of his or her status as such, to the fullest extent permitted by law.

Our Restated Articles of Incorporation provide for the elimination of the personal liability of each of our directors to the fullest extent permitted by law.

We have entered into indemnification agreements with members of the Board of Directors and certain officers that provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred in any action or proceeding. We maintain directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act, and the SEC’s position with respect to the enforceability thereof.

ITEM 16. EXHIBITS.

The exhibits listed in the Exhibit Index to this registration statement are filed herewith or incorporated by reference to other filings.

ITEM 17. UNDERTAKINGS

(a)	We, the undersigned Registrant, hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
We hereby undertake that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)
We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on this 16th day of July, 2010.

PokerTek, Inc.

By:	/s/ Mark D. Roberson
Mark D. Roberson
Chief Executive Officer, Chief Financial Officer and Treasurer

We, the undersigned officers and directors of PokerTek, Inc., hereby severally constitute and appoint Mark D. Roberson and James T. Crawford, III, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 16, 2010:

/s/ Mark D. Roberson
Mark D. Roberson Chief Executive Officer, Chief Financial Officer and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Lyle A. Berman	/s/ Gehrig H. White
Lyle A. Berman Chairman of the Board of Directors	Gehrig H. White Vice Chairman of the Board of Directors

/s/ James T. Crawford, III	/s/ Joseph J. Lahti
James T. Crawford, III President and Director	Joseph J. Lahti Director

/s/ Arthur L. Lomax
Arthur L. Lomax Director

EXHIBIT INDEX

Exhibit No.	Description

2.1
Plan of Merger of PokerTek, LLC with and into PokerTek, Inc. (f/k/a National Card Club Corporation) dated July 27, 2004 (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

3.2	Bylaws (As Amended and Restated Through July 29, 2005) (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 filed on August 4, 2005 (No. 333-127181)).

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1/A filed on October 5, 2005 (No. 333-127181)).

4.2
Purchase Agreement dated as of June 24, 2010, by and among PokerTek, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on June 25, 2010).

4.3
Registration Rights Agreement dated as of June 24, 2010, by and among PokerTek, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 25, 2010).

4.4	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on June 25, 2010).

5.1	Opinion of Martin & Pritchett, P.A. with respect to the legality of the shares of common stock being registered.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Martin & Pritchett, P.A. (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Our SEC file number reference for documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, is 000-51572.